Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
July 26, 2005	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
212-395-7726
robert.a.varettoni@verizon.com

Verizon Communications Reports Second-Quarter Earnings

of $2.1 Billion, With $18.6 Billion in Revenues

Wireless Nets Record 1.9 Million New Customers, Maintains Margins, Yields

Record-Low Churn; Wireline Broadband, LD, Data Revenues Continue Growth

SECOND-QUARTER HIGHLIGHTS

Consolidated Results

•	75 cents in diluted earnings per share; 63 cents per share before special items (non-GAAP measure)

Wireless

•	Industry-record 1.9 million net customer additions, up 25.1 percent; 47.4 million total customers, up 17.1 percent; record-low churn (customer turnover) of 1.2 percent

•	Total quarterly revenues of $7.8 billion, up $1.0 billion, or 14.6 percent — the 12th consecutive quarter of double-digit year-over-year revenue growth increases

•	Continued strong operating income margin of 22.7 percent

Wireline

•	4.1 million total broadband connections (DSL and Verizon Fios data lines), including 278,000 net new broadband connections

•	Improving revenue trends: Total quarterly revenues of $9.4 billion include a year-over-year gain in the consumer business, and gains from first quarter 2005 in all major lines of business

Verizon News Release, page 2

•	Data revenues up 10.9 percent; long-distance (LD) revenues up 6.7 percent

Notes: Reclassifications of prior-period amounts have been made to reflect comparable results excluding Verizon’s Hawaii wireline and directory operations, which were sold in the second quarter 2005. Growth percentages cited above compare second quarter 2005 with second quarter 2004. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Discontinued operations in the prior-year periods presented include the operations of Verizon Information Services Canada.

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today reported second-quarter 2005 earnings of $2.1 billion, or 75 cents per diluted share, highlighted by another record-breaking quarter at Verizon Wireless and continued strong consolidated cash flows and revenue growth.

Second-quarter earnings included $336 million, or 12 cents per share, from the sale of wireline and directory operations in Hawaii, as well as tax benefits of $242 million recognized on prior-year investment losses, partially offset by net tax expense of $232 million for the repatriation of foreign earnings. Earnings before these special items (non-GAAP measure) were $1.8 billion, or 63 cents per share. This compares with $1.8 billion, or 64 cents per share, in earnings before special items in the second quarter 2004.

The tax on repatriated foreign earnings relates primarily to the more than $2 billion that Verizon expects to receive in 2005 from share buybacks initiated by Italian wireless provider Vodafone Omnitel. Verizon received $1.2 billion in proceeds in the second quarter 2005 and anticipates receiving the final amount in the second half of 2005.

Record Quarterly Revenues

Consolidated operating revenues of $18.6 billion in the second quarter 2005 set a company record, increasing 4.6 percent compared with the second quarter 2004. Consolidated operating revenues on a comparable basis (non-GAAP measure, excluding revenues from Verizon’s Hawaii operations in both periods) were $18.5 billion in the second quarter 2005. This is an increase of 5.1 percent, or $0.9 billion, compared with the second quarter 2004.

Second-quarter total revenues at Verizon Wireless increased 14.6 percent, or $1.0 billion, to $7.8 billion when compared with the second quarter 2004, marking the 12th consecutive quarter of more than 10 percent year-over-year increases.

Verizon News Release, page 3

Operating revenues on a comparable basis at Domestic Telecom were $9.4 billion in the second quarter 2005. This 0.5 percent decrease, compared with the second quarter 2004, was the segment’s lowest rate of revenue decline in four years. Domestic Telecom revenues in the second quarter 2005 increased $78 million over the first quarter 2005 on a comparable basis.

In the second quarter 2005, consolidated operating expenses increased 3.0 percent to $14.5 billion, compared with second-quarter 2004 operating expenses of $14.1 billion.

‘Winning Formula’

“These are strong first-half results, with contributions from all segments of our diverse revenue base,” said Ivan Seidenberg, Verizon chairman and chief executive officer. “Wireless in particular remains in high gear. Because of the healthy margins in our wireless business, we are able to take the steps to increase our market share, which we did effectively this quarter. We continue to make the technology and infrastructure investments that allow us to unleash the full potential of the best wireless network in the country. As is evident by our market-share gains and our industry-leading customer-loyalty results, customers are responding.

“This same winning formula of putting customers first and building profitable growth on a foundation of investment and innovation is also evident in wireline, where we continue to see steady improvement in revenue trends. Customers — whether they choose wireless, wireline or both — are seeing the value of our superior, next-generation broadband services.”

Verizon Wireless Continues to Gain

Verizon Wireless added 1.9 million net new customers. Excluding acquisitions, this is the largest quarterly customer increase in the history of the wireless industry. Wireless has added 6.9 million net new customers over the past 12 months and now has a total of 47.4 million customers nationwide.

Customer turnover reached record-low levels for the third consecutive quarter. The total churn rate, a key measure of customer loyalty, was 1.2 percent for the second quarter 2005, down from 1.4 percent in the second quarter 2004. Churn in the retail post-paid segment — a base of 44 million customers — was 1.0 percent in the second quarter 2005.

Strict cost-management contributed to strong operating income margin of 22.7 percent in the second quarter 2005. This was the second-highest margin in the company’s history, driven

Verizon News Release, page 4

by industry-leading lows for cash expense-per-customer, even as the company added an extraordinary volume of customers in the quarter. EBITDA margin at Verizon Wireless was 43.0 percent in the quarter. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by wireless service revenues.)

Wireline Broadband, LD and Data Growth

In wireline, quarterly operating revenues were supported by 0.7 percent year-over-year revenue growth in the consumer business, reversing a trend that had been negative since the company began reporting wireline revenue by line of business in 2002. The consumer business generated $3.8 billion in second-quarter 2005 revenues, driven by continued solid growth from sales of broadband and long-distance services.

Revenues from wireline broadband services contributed to $2.1 billion in total data revenues in the second quarter 2005, a 10.9 percent increase from $1.9 billion in comparable revenues in the second quarter 2004.

Revenues from wireline long-distance services, including regional toll services, were $1.1 billion in the second quarter 2005, a 6.7 percent increase from $1.0 billion in comparable revenues in the second quarter 2004. Long-distance lines totaled 18.0 million at the end of the second quarter 2005, an 8.8 percent increase from a comparable total of 16.5 million lines at the end of the second quarter 2004.

In the second quarter 2005, Verizon added a net of 278,000 wireline broadband connections, which represents the total number of DSL and Fios lines put in service. Fios is Verizon’s recently introduced next-generation, fiber-optic-based service. Verizon has a total of 4.1 million wireline broadband connections — a growth rate of 43.7 percent from the second quarter 2004 on a comparable basis.

Strong Cash Flow, Revised Capital Spending Guidance

Cash Flows From Operating Activities (CFFO) were $9.9 billion in the first six months of 2005, a slight increase compared with the first six months of 2004.

In the first six months of 2005, net cash used in investing activities was $10.9 billion, and net cash provided by financing activities was $125 million. Investing activities included $7.7 billion in capital expenditures, predominantly focused on growth markets.

Verizon News Release, page 5

Verizon anticipates that 2005 capital spending will increase approximately 15 percent over 2004 expenditures of $13.3 billion. This revises its previous guidance of an increase of approximately 10 percent. The increase is attributable to the strong growth at Verizon Wireless and increased spending for the deployment of Fios video services.

Verizon’s total debt at the end of the second quarter 2005 was $41.8 billion, compared with $41.9 billion at the end of the second quarter 2004. Short-term debt in the second quarter 2005 increased as a result of Verizon’s investing activities, including the NextWave Telecom wireless spectrum purchase.

Earnings Comparisons and Special Items

As noted above, reported earnings were 75 cents per share in the second quarter 2005 and 64 cents per share in the second quarter 2004.

Second-quarter 2005 earnings were 63 cents per share before the gain on the sale of Verizon’s Hawaii wireline and directory operations, and net tax benefits. These net tax benefits include $242 million related to prior-year investment losses that became recognizable as a result of capital gains on the Hawaii operations sale, net of tax expense of $232 million related to the repatriation of prior-year foreign earnings.

Second-quarter 2004 earnings were 64 cents per share as charges of 4 cents per share related to operating asset losses, pension settlements and the early retirement of debt offset an expense credit of 4 cents per share resulting from the favorable resolution of pre-bankruptcy amounts due from MCI.

Business Segment Highlights

Following are second-quarter 2005 highlights from Verizon’s four business segments.

Wireline:

•	The average revenue per month per Verizon residential wireline customer rose to $50.92 in the second quarter 2005, a 6.4 percent increase compared with the second quarter 2004, as more customers continue to choose high-value communications services.

•	Approximately 60 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or a Verizon broadband connection, or both. This compares with 49 percent in the second quarter 2004.

Verizon News Release, page 6

•	Approximately 4.9 million Verizon Freedom packages were in service to residential and business customers by the end of the second quarter 2005, an increase of 1.1 million since the end of the second quarter 2004. Verizon Freedom plans help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access, available on one bill.

•	By the end of the second quarter, the company was deploying or selling Fios fiber-to-the-premises (FTTP) broadband services in 15 states. Verizon plans to introduce Fios TV services in the second half of the year and is currently pursuing cable TV franchises in about 200 communities.

•	Consumer revenues of $3.8 billion increased 0.7 percent compared with last year’s second quarter, while business revenues of $2.8 billion decreased 0.8 percent and wholesale revenues of $2.1 billion were essentially flat. Comparing the second quarter 2005 with the first quarter 2005, revenues increased in all major wireline lines of business — consumer revenues increased $32 million, business revenues increased $32 million and wholesale revenues increased $26 million.

•	Wireline total operating expenses were $8.2 billion in the second quarter 2005, a 1.6 percent increase compared with last year’s second quarter. Additional expenses in 2005 relate to the strategic buildout of FTTP.

•	Wholesale voice connections — which includes resale, Unbundled Network Element-Platform (UNE-P) and end-to-end wholesale voice services provided under commercial agreements — totaled 6.2 million at the end of the second quarter 2005, down 6.4 percent from the end of the second quarter 2004. Verizon had 50.7 million switched wireline access lines in service as of the end of the second quarter 2005, down 5.5 percent on a comparable basis from last year.

•	Verizon’s Enterprise Solutions Group had another solid quarter of Enterprise Advance sales with more than 600 in the quarter. Sales included multi-year, multi-million-dollar contracts with DirecTV in California and the Tulalip Tribes in the state of Washington. The business unit also rolled out iobi Enterprise, a new service offering Internet Protocol (IP) options for Centrex users.

Wireless:

•	Retail customers constitute 96 percent of the company’s total. Retail gross additions increased 11.4 percent over the second quarter 2004. Retail net additions increased 30.7 percent and accounted for 99.5 percent of all net additions in the quarter. (Retail and total net additions include 4,000 customers from an acquisition.)

•	Service revenues (which do not include taxes and regulatory fees) were $6.9 billion in the second quarter 2005, up 13.8 percent compared with the second quarter 2004. Average monthly service revenue per customer increased nearly 1 percent from the first quarter 2005 and decreased 2.7 percent from the second quarter 2004 to $49.42.

Verizon News Release, page 7

•	Data services revenue for the second quarter 2005 climbed to 7.0 percent of service revenues, contributing $483 million, as sales of high-speed and broadband 3G (third-generation) data services to businesses and consumers exceed company expectations. The company now has more than 19 million data customers — a 50 percent increase compared with a year ago.

•	As the industry leader in wireless broadband deployment, the company is ahead of plan with the $1 billion national buildout by year-end of its 3G EV-DO (Evolution-Data Optimized) wireless broadband network. During the second quarter, the company expanded broadband to now include more than 50 major metropolitan markets and surrounding areas, as well as 57 airports nationwide. This network, the largest wireless broadband network in the U.S., currently reaches one-third of the population and is expected to be available to nearly half the population by year-end.

•	Contributing to the company’s data revenue growth, a new BroadbandAccess PC Card and a new Pocket PC were introduced, giving business customers additional choices for accessing the Verizon Wireless broadband network. The company launched new pricing that combines unlimited data use from a PDA, BlackBerry or Smartphone bundled with voice calling minutes. The company also launched behind-the-corporate-firewall software for use with NationalAccess and BroadbandAccess services, allowing access to business-critical data and applications when out of the office.

•	For consumers, the company continued to add handsets and video from leading content providers for its exclusive broadband service V CAST, the nation’s first 3G consumer multimedia service, which delivers high-quality video, movies, 3D games and music clips to 3G handsets. Popularity of the company’s Get It Now continued to soar with 4.6 billion text messages and 62 million picture and video messages exchanged during the second quarter 2005, and 36 million downloads of games, exclusive content, ringtones and ringback tones, which replace the standard ring callers hear while waiting for their call to be answered.

•	For the second consecutive year, the company ranked highest among U.S. wireless service providers for customer satisfaction in the latest American Customer Satisfaction Index. Verizon Wireless also was recognized by IDG’s Computerworld magazine for the third consecutive year as one of the top workplaces for information technology professionals.

Information Services:

•	Verizon Information Services (VIS) revenues of $870 million decreased 2.1 percent for the second quarter 2005 compared with the second quarter 2004, primarily due to reduced domestic print advertising revenue. However, reductions in total operating expenses have resulted in an improved operating income margin.

Verizon News Release, page 8

•	VIS’ domestic online directory and search service, SuperPages.com, continues to achieve strong growth, as demonstrated by a 29 percent increase in gross revenue.

International:

•	Second-quarter revenues of $537 million represented an increase of 6.1 percent from the second quarter 2004. The increase reflects the effect of favorable foreign exchange rates and operational growth in the Dominican Republic, partially offset by a favorable adjustment in 2004 to carrier access revenues in Puerto Rico.

•	Second-quarter segment income was $271 million, compared with $287 million in the second quarter 2004. The decrease of $16 million includes the impact from the sale of Verizon’s interest in TELUS in fourth quarter 2004.

•	During the quarter, the board of directors and shareowners of Vodafone Omnitel approved a share buyback in two tranches. The first tranche was completed in June with Verizon receiving approximately $1.2 billion in proceeds before taxes. The second tranche is scheduled to be completed later this year with similar expected proceeds before taxes.

With more than $71 billion in annual revenues, Verizon Communications Inc. (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon has a diverse work force of more than 214,000 in four business units: Domestic Telecom provides customers based in 28 states with wireline and other telecommunications services, including broadband. Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 47.4 million voice and data customers across the United States. Information Services operates directory publishing businesses and provides electronic commerce services. International includes wireline and wireless operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; a significant change in the timing of, or the imposition of any government conditions to, the closing of our business combination transaction with MCI, Inc., if consummated; actual and contingent liabilities in connection with the MCI transaction; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the MCI transaction.

Verizon Communications Inc.

Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	% Change	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	% Change
Operating Revenues	$18,569	$17,758	4.6	$36,748	$34,814	5.6

Operating Expenses
Cost of services and sales	6,258	5,620	11.4	12,381	11,110	11.4
Selling, general & administrative expense	5,253	5,000	5.1	10,467	10,675	(1.9)
Depreciation and amortization expense	3,496	3,437	1.7	6,956	6,862	1.4
Sales of businesses, net	(530)	—	*	(530)	—	*

Total Operating Expenses	14,477	14,057	3.0	29,274	28,647	2.2

Operating Income	4,092	3,701	10.6	7,474	6,167	21.2
Equity in earnings of unconsolidated businesses	179	212	(15.6)	372	411	(9.5)
Income from other unconsolidated businesses	—	—	—	56	72	(22.2)
Other income and (expense), net	81	(2)	*	160	(36)	*
Interest expense	(540)	(594)	(9.1)	(1,101)	(1,232)	(10.6)
Minority interest	(717)	(676)	6.1	(1,330)	(1,153)	15.4

Income Before Provision for Income Taxes and Discontinued Operations	3,095	2,641	17.2	5,631	4,229	33.2
Provision for income taxes	(982)	(859)	14.3	(1,761)	(1,264)	39.3

Income Before Discontinued Operations	2,113	1,782	18.6	3,870	2,965	30.5
Discontinued Operations(1)
Income from operations	—	27	(100.0)	—	56	(100.0)
Provision for income taxes	—	(12)	(100.0)	—	(25)	(100.0)

Income on discontinued operations	—	15	(100.0)	—	31	(100.0)

Net Income	$2,113	$1,797	17.6	$3,870	$2,996	29.2

Basic Earnings per Share	$.76	$.65	16.9	$1.40	$1.08	29.6
Weighted average number of common shares (in millions)	2,766	2,770		2,768	2,770

Diluted Earnings per Share(2)	$.75	$.64	17.2	$1.38	$1.07	29.0
Weighted average number of common shares-assuming dilution (in millions)	2,818	2,834		2,819	2,840

Footnotes:

(1)	Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.

(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $14 million and $28 million for the second quarter and year-to-date 2005, respectively, and $18 million and $40 million for the second quarter and year-to-date 2004, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	% Change	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	% Change
Operating Revenues(1)
Domestic Telecom	$9,445	$9,492	(.5)	$18,812	$18,973	(.8)
Domestic Wireless	7,846	6,847	14.6	15,264	13,009	17.3
Information Services	870	889	(2.1)	1,751	1,792	(2.3)
International	537	506	6.1	1,054	974	8.2
Other	(182)	(122)	49.2	(335)	(229)	46.3

Total Operating Revenues	18,516	17,612	5.1	36,546	34,519	5.9

Operating Expenses(1)
Cost of services and sales	6,238	5,581	11.8	12,308	11,021	11.7
Selling, general & administrative expense	5,240	5,017	4.4	10,416	9,925	4.9
Depreciation and amortization expense	3,496	3,437	1.7	6,956	6,833	1.8

Total Operating Expenses	14,974	14,035	6.7	29,680	27,779	6.8

Operating Income	3,542	3,577	(1.0)	6,866	6,740	1.9
Operating income impact of operations sold(1)	20	64	(68.8)	78	95	(17.9)
Equity in earnings of unconsolidated businesses	179	212	(15.6)	372	411	(9.5)
Income from other unconsolidated businesses	—	—	—	56	29	93.1
Other income and (expense), net	81	10	*	160	19	*
Interest expense	(540)	(594)	(9.1)	(1,101)	(1,232)	(10.6)
Minority interest	(717)	(676)	6.1	(1,330)	(1,153)	15.4

Income Before Provision for Income Taxes and Discontinued Operations	2,565	2,593	(1.1)	5,101	4,909	3.9
Provision for income taxes	(798)	(821)	(2.8)	(1,577)	(1,524)	3.5

Income Before Discontinued Operations	1,767	1,772	(.3)	3,524	3,385	4.1
Discontinued Operations(2)
Income from operations	—	27	(100.0)	—	56	(100.0)
Provision for income taxes	—	(12)	(100.0)	—	(25)	(100.0)

Income on discontinued operations	—	15	(100.0)	—	31	(100.0)

Net Income Before Special Items	$1,767	$1,787	(1.1)	$3,524	$3,416	3.2

Basic Earnings per Share	$.64	$.65	(1.5)	$1.27	$1.23	3.3
Weighted average number of common shares (in millions)	2,766	2,770		2,768	2,770

Diluted Adjusted Earnings per Share(3)	$.63	$.64	(1.6)	$1.26	$1.22	3.3
Weighted average number of common shares-assuming dilution (in millions)	2,818	2,834		2,819	2,840

Footnotes:

(1)     Reclassifications of prior period amounts have also been made, where appropriate, to reflect comparable operating results excluding significant operations sold, principally the previously announced Domestic Telecom access lines, as follows:

Revenues	$53	$146		$202	$295
Expenses	$33	$82		$124	$200

(2)     Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.

(3)     Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $14 million and $28 million for the second quarter and year-to-date 2005, respectively, and $18 million and $40 million for the second quarter and year-to-date 2004, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.

*        Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 6/30/05 Reported (GAAP)	Sales of Businesses, Net	Impact of Operations Sold	Tax Benefits	Tax on Repatriated Earnings	3 Mos. Ended 6/30/05 Before Special Items
Operating Revenues	$18,569	$—	$(53)	$—	$—	$18,516

Operating Expenses
Cost of services and sales	6,258	—	(20)	—	—	6,238
Selling, general & administrative expense	5,253	—	(13)	—	—	5,240
Depreciation and amortization expense	3,496	—	—	—	—	3,496
Sales of businesses, net	(530)	530	—	—	—	—

Total Operating Expenses	14,477	530	(33)	—	—	14,974

Operating Income	4,092	(530)	(20)	—	—	3,542
Operating income impact of operations sold	—	—	20	—	—	20
Equity in earnings of unconsolidated businesses	179	—	—	—	—	179
Income from other unconsolidated businesses	—	—	—	—	—	—
Other income and (expense), net	81	—	—	—	—	81
Interest expense	(540)	—	—	—	—	(540)
Minority interest	(717)	—	—	—	—	(717)

Income Before Provision for Income Taxes and Discontinued Operations	3,095	(530)	—	—	—	2,565
Provision for income taxes	(982)	194	—	(242)	232	(798)

Income Before Discontinued Operations	2,113	(336)	—	(242)	232	1,767
Discontinued Operations
Income from operations	—	—	—	—	—	—
Provision for income taxes	—	—	—	—	—	—

Income on discontinued operations	—	—	—	—	—	—

Net Income	$2,113	$(336)	$—	$(242)	$232	$1,767

Basic Earnings per Common Share(1)	$.76	$(.12)	$—	$(.09)	$.08	$.64
Diluted Earnings per Common Share(1)	$.75	$(.12)	$—	$(.09)	$.08	$.63

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 6/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Impact of Operations Sold	Other Special Items	3 Mos. Ended 6/30/04 Before Special Items
Operating Revenues	$17,758	$—	$(146)	$—	$17,612

Operating Expenses
Cost of services and sales	5,620	—	(39)	—	5,581
Selling, general & administrative expense	5,000	(31)	(43)	91	5,017
Depreciation and amortization expense	3,437	—	—	—	3,437

Total Operating Expenses	14,057	(31)	(82)	91	14,035

Operating Income	3,701	31	(64)	(91)	3,577
Operating income impact of operations sold	—	—	64	—	64
Equity in earnings of unconsolidated businesses	212	—	—	—	212
Income from other unconsolidated businesses	—	—	—	—	—
Other income and (expense), net	(2)	—	—	12	10
Interest expense	(594)	—	—	—	(594)
Minority interest	(676)	—	—	—	(676)

Income Before Provision for Income Taxes and Discontinued Operations	2,641	31	—	(79)	2,593
Provision for income taxes	(859)	(12)	—	50	(821)

Income Before Discontinued Operations	1,782	19	—	(29)	1,772
Discontinued Operations
Income from operations	27	—	—	—	27
Provision for income taxes	(12)	—	—	—	(12)

Income on discontinued operations	15	—	—	—	15

Net Income	$1,797	$19	$—	$(29)	$1,787

Basic Earnings per Common Share(1)	$.65	$.01	$—	$(.01)	$.65
Diluted Earnings per Common Share(1)	$.64	$.01	$—	$(.01)	$.64

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	6 Mos. Ended 6/30/05 Reported (GAAP)	Sales of Businesses, Net	Impact of Operations Sold	Tax Benefits	Tax on Repatriated Earnings	6 Mos. Ended 6/30/05 Before Special Items
Operating Revenues	$36,748	$—	$(202)	$—	$—	$36,546

Operating Expenses
Cost of services and sales	12,381	—	(73)	—	—	12,308
Selling, general & administrative expense	10,467	—	(51)	—	—	10,416
Depreciation and amortization expense	6,956	—	—	—	—	6,956
Sales of businesses, net	(530)	530	—	—	—	—

Total Operating Expenses	29,274	530	(124)	—	—	29,680

Operating Income	7,474	(530)	(78)	—	—	6,866
Operating income impact of operations sold	—	—	78	—	—	78
Equity in earnings of unconsolidated businesses	372	—	—	—	—	372
Income from other unconsolidated businesses	56	—	—	—	—	56
Other income and (expense), net	160	—	—	—	—	160
Interest expense	(1,101)	—	—	—	—	(1,101)
Minority interest	(1,330)	—	—	—	—	(1,330)

Income Before Provision for Income Taxes and Discontinued Operations	5,631	(530)	—	—	—	5,101
Provision for income taxes	(1,761)	194	—	(242)	232	(1,577)

Income Before Discontinued Operations	3,870	(336)	—	(242)	232	3,524
Discontinued Operations
Income from operations	—	—	—	—	—	—
Provision for income taxes	—	—	—	—	—	—

Income on discontinued operations	—	—	—	—	—	—

Net Income	$3,870	$(336)	$—	$(242)	$232	$3,524

Basic Earnings per Common Share(1)	$1.40	$(.12)	$—	$(.09)	$.08	$1.27
Diluted Earnings per Common Share(1)	$1.38	$(.12)	$—	$(.09)	$.08	$1.26

		Special and Non-Recurring Items
Unaudited	6 Mos. Ended 6/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Impact of Operations Sold	Sales of Investments, Net	Other Special Items	6 Mos. Ended 6/30/04 Before Special Items
Operating Revenues	$34,814	$—	$(295)	$—	$—	$34,519

Operating Expenses
Cost of services and sales	11,110	—	(89)	—	—	11,021
Selling, general & administrative expense	10,675	(759)	(82)	—	91	9,925
Depreciation and amortization expense	6,862	—	(29)	—	—	6,833

Total Operating Expenses	28,647	(759)	(200)	—	91	27,779

Operating Income	6,167	759	(95)	—	(91)	6,740
Operating income impact of operations sold	—	—	95	—	—	95
Equity in earnings of unconsolidated businesses	411	—	—	—	—	411
Income from other unconsolidated businesses	72	—	—	(43)	—	29
Other income and (expense), net	(36)	—	—	—	55	19
Interest expense	(1,232)	—	—	—	—	(1,232)
Minority interest	(1,153)	—	—	—	—	(1,153)

Income Before Provision for Income Taxes and Discontinued Operations	4,229	759	—	(43)	(36)	4,909
Provision for income taxes	(1,264)	(294)	—	—	34	(1,524)

Income Before Discontinued Operations	2,965	465	—	(43)	(2)	3,385
Discontinued Operations
Income from operations	56	—	—	—	—	56
Provision for income taxes	(25)	—	—	—	—	(25)

Income on discontinued operations	31	—	—	—	—	31

Net Income	$2,996	$465	$—	$(43)	$(2)	$3,416

Basic Earnings per Common Share(1)	$1.08	$.17	$—	$(.02)	$—	$1.23
Diluted Earnings per Common Share(1)	$1.07	$.16	$—	$(.02)	$—	$1.22

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04
Debt to debt and shareowners’ equity ratio-end of period	52.0%	55.1%	52.0%	55.1%

Book value per common share	$13.94	$12.32	$13.94	$12.32

Cash dividends declared per common share	$.405	$.385	$.81	$.77

Common shares outstanding (in millions)
End of period	2,765	2,768	2,765	2,768

Capital expenditures (including capitalized software)
Domestic Telecom	$2,152	$1,660	$4,044	$2,942
Domestic Wireless	1,698	1,433	3,339	2,747
Information Services	20	18	33	31
International	76	69	122	97
Other	115	3	117	7

Total	$4,061	$3,183	$7,655	$5,824

Total employees (1)	214,490	204,828	214,490	204,828

Footnote:

(1)	Prior period adjusted to reflect comparable figure.

Verizon Communications Inc.

Consolidated Balance Sheets

(dollars in millions)

Unaudited	6/30/05	12/31/04	$ Change
Assets
Current assets
Cash and cash equivalents	$1,405	$2,290	$(885)
Short-term investments	1,596	2,257	(661)
Accounts receivable, net	9,566	9,801	(235)
Inventories	1,373	1,535	(162)
Assets held for sale	—	950	(950)
Prepaid expenses and other	2,729	2,646	83

Total current assets	16,669	19,479	(2,810)

Plant, property and equipment	190,232	185,522	4,710
Less accumulated depreciation	115,099	111,398	3,701

	75,133	74,124	1,009

Investments in unconsolidated businesses	5,609	5,855	(246)
Wireless licenses	47,568	42,090	5,478
Goodwill	837	837	—
Other intangible assets, net	4,433	4,521	(88)
Other assets	19,128	19,052	76

Total Assets	$169,377	$165,958	$3,419

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$8,687	$3,593	$5,094
Accounts payable and accrued liabilities	12,767	13,177	(410)
Liabilities related to assets held for sale	—	525	(525)
Other	5,988	5,834	154

Total current liabilities	27,442	23,129	4,313

Long-term debt	33,070	35,674	(2,604)
Employee benefit obligations	18,110	17,941	169
Deferred income taxes	22,896	22,532	364
Other liabilities	3,952	4,069	(117)

Minority interest	25,353	25,053	300

Shareowners’ investment
Common stock	277	277	—
Contributed capital	25,385	25,404	(19)
Reinvested earnings	14,615	12,984	1,631
Accumulated other comprehensive loss	(1,613)	(1,053)	(560)
Common stock in treasury, at cost	(298)	(142)	(156)
Deferred compensation - employee stock ownership plans and other	188	90	98

Total shareowners’ investment	38,554	37,560	994

Total Liabilities and Shareowners’ Investment	$169,377	$165,958	$3,419

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	$ Change
Cash Flows From Operating Activities
Income before discontinued operations	$3,870	$2,965	$905
Adjustments to reconcile income before discontinued operations to net cash provided by operating activities:
Depreciation and amortization expense	6,956	6,862	94
Sales of businesses, net	(530)	—	(530)
Employee retirement benefits	861	1,410	(549)
Deferred income taxes	(735)	472	(1,207)
Provision for uncollectible accounts	590	505	85
Income from unconsolidated businesses	(428)	(483)	55
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,252)	(2,309)	1,057
Other, net	580	471	109

Net cash provided by operating activities	9,912	9,893	19

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(7,655)	(5,824)	(1,831)
Acquisitions, net of cash acquired, and investments	(4,438)	(55)	(4,383)
Proceeds from disposition of businesses	1,326	117	1,209
Net change in short-term investments	534	759	(225)
Other, net	(689)	247	(936)

Net cash used in investing activities	(10,922)	(4,756)	(6,166)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	8	500	(492)
Repayments of long-term borrowings and capital lease obligations	(1,947)	(4,765)	2,818
Increase in short-term obligations, excluding current maturities	4,374	1,254	3,120
Dividends paid	(2,188)	(2,131)	(57)
Proceeds from sale of common stock	32	91	(59)
Purchase of common stock for treasury	(193)	(86)	(107)
Other, net	39	(86)	125

Net cash provided by (used in) financing activities	125	(5,223)	5,348

Decrease in cash and cash equivalents	(885)	(86)	(799)
Cash and cash equivalents, beginning of period	2,290	669	1,621

Cash and cash equivalents, end of period	$1,405	$583	$822

Verizon Communications Inc.

Domestic Telecom – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	% Change	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	% Change
Operating Revenues
Local services	$4,427	$4,592	(3.6)	$8,846	$9,208	(3.9)
Network access services	3,017	3,003.5		6,077	6,058.3
Long distance services	1,092	1,023	6.7	2,163	2,010	7.6
Other services	909	874	4.0	1,726	1,697	1.7

Total Operating Revenues	9,445	9,492	(.5)	18,812	18,973	(.8)

Operating Expenses
Cost of services and sales	3,855	3,604	7.0	7,701	7,274	5.9
Selling, general & administrative expense	2,192	2,303	(4.8)	4,272	4,415	(3.2)
Depreciation and amortization expense	2,198	2,209	(.5)	4,385	4,437	(1.2)

Total Operating Expenses	8,245	8,116	1.6	16,358	16,126	1.4

Operating Income	$1,200	$1,376	(12.8)	$2,454	$2,847	(13.8)
Operating Income Margin	12.7%	14.5%		13.0%	15.0%

Segment Income	$459	$636	(27.8)	$963	$1,326	(27.4)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Domestic Telecom – Selected Operating Statistics

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	% Change	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	% Change
Switched access lines in service (000)
Residence	32,441	34,815	(6.8)	32,441	34,815	(6.8)
Business	17,842	18,399	(3.0)	17,842	18,399	(3.0)
Public	408	437	(6.6)	408	437	(6.6)

Total	50,691	53,651	(5.5)	50,691	53,651	(5.5)

Wholesale voice connections* (000)	6,172	6,597	(6.4)	6,172	6,597	(6.4)
Minutes of use from Carriers and CLECs (in millions)	52,180	56,071	(6.9)	104,714	113,961	(8.1)
Long distance lines (000)	17,964	16,506	8.8	17,964	16,506	8.8
Broadband connections (000)	4,142	2,883	43.7	4,142	2,883	43.7

High capacity and digital data revenues ($ in millions)
Data transport	$1,882	$1,707	10.3	$3,747	$3,376	11.0
Data solutions	211	180	17.2	389	343	13.4

Total revenues	$2,093	$1,887	10.9	$4,136	$3,719	11.2

Footnotes:

*	Resale and UNE-P lines, including lines covered under commercial agreements.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	% Change	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	% Change
Revenues
Service revenues	$6,874	$6,043	13.8	$13,431	$11,544	16.3
Equipment and other	972	804	20.9	1,833	1,465	25.1

Total Revenues	7,846	6,847	14.6	15,264	13,009	17.3

Operating Expenses
Cost of services and sales	2,282	1,854	23.1	4,380	3,512	24.7
Selling, general & administrative expense	2,607	2,275	14.6	5,237	4,522	15.8
Depreciation and amortization expense	1,175	1,103	6.5	2,325	2,158	7.7

Total Operating Expenses	6,064	5,232	15.9	11,942	10,192	17.2

Operating Income	$1,782	$1,615	10.3	$3,322	$2,817	17.9
Operating Income Margin	22.7%	23.6%		21.8%	21.7%

Segment Income	$517	$453	14.1	$950	$771	23.2

Selected Operating Statistics
Subscribers (000)	47,373	40,444	17.1	47,373	40,444	17.1
Penetration	19.2%	16.8%		19.2%	16.8%
Subscriber net adds in period(1) (000)	1,921	1,535	25.1	3,557	2,922	21.7
Total churn rate, including prepaid	1.2%	1.4%		1.3%	1.5%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Includes acquisition of 32,000 subscribers in the first quarter of 2005 and 4,000 subscribers in the second quarter of 2005.

Verizon Communications Inc.

Information Services – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	% Change	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	% Change
Operating Revenues	$870	$889	(2.1)	$1,751	$1,792	(2.3)

Operating Expenses
Cost of services and sales	148	135	9.6	303	268	13.1
Selling, general & administrative expense	293	341	(14.1)	574	659	(12.9)
Depreciation and amortization expense	23	21	9.5	46	42	9.5

Total Operating Expenses	464	497	(6.6)	923	969	(4.7)

Operating Income	$406	$392	3.6	$828	$823.6
Operating Income Margin	46.7%	44.1%		47.3%	45.9%

Segment Income	$255	$236	8.1	$519	$499	4.0

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Information Services results for the prior year exclude the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The sale was completed in the fourth quarter of 2004.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

International – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/05	3 Mos. Ended 6/30/04	% Change	6 Mos. Ended 6/30/05	6 Mos. Ended 6/30/04	% Change
Operating Revenues	$537	$506	6.1	$1,054	$974	8.2

Operating Expenses
Cost of services and sales	186	156	19.2	363	303	19.8
Selling, general & administrative expense	161	87	85.1	318	215	47.9
Depreciation and amortization expense	86	80	7.5	170	157	8.3

Total Operating Expenses	433	323	34.1	851	675	26.1

Operating Income	$104	$183	(43.2)	$203	$299	(32.1)
Operating Income Margin	19.4%	36.2%		19.3%	30.7%

Equity in Earnings of Unconsolidated Businesses	$208	$249	(16.5)	$433	$488	(11.3)
Income from Other Unconsolidated Businesses	$—	$—	—	$56	$29	93.1

Segment Income	$271	$287	(5.6)	$622	$568	9.5

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/05
EBITDA - Verizon Wireless
Segment income:
Domestic Telecom	$459
Verizon Wireless	517
Information Services	255
International	271

Total segments	1,502
Corporate and other	611

Consolidated net income	$2,113

Verizon Wireless EBITDA
Segment income	$517
Add/subtract non-operating items:
Provision for income taxes	403
Minority interest	708
Interest expense	163
Other income/(expense), net	(3)
Equity in earnings of unconsolidated businesses	(6)

Operating income	1,782
Add depreciation and amortization expense	1,175

Verizon Wireless EBITDA	$2,957

Verizon Wireless total revenues	$7,846

Verizon Wireless service revenues	$6,874

Verizon Wireless operating income margin	22.7%

Verizon Wireless EBITDA margin	43.0%